For the period ending 1/31/98                                       Series No. 1
File number 811-2429                                                 Growth Fund


Sub-Item 77D:  Policies with respect to security investments

The investment policies disclosed in the Prospectus were amended to include the following disclosure: "At times it is likely to be difficult or impossible for us to find stocks in sufficient quantity which conform to these criteria. In such cases we will also invest the fund's assets in other growth stocks."